Exhibit 10.90

FIRST AMENDMENT
TO THE
BEVERLY ENTERPRISES, INC.
1988 EMPLOYEE STOCK PURCHASE PLAN
(As Amended and Restated Effective July 1, 2000)

      Amendment made this 19th day of March, 2003, by Beverly Enterprises, Inc. (“Beverly”).

W I T N E S S E T H:

      WHEREAS, Beverly sponsors the Beverly Enterprises, Inc. 1988 Employee Stock Purchase Plan, as amended and restated effective July 1, 2000 (the “Plan”); and

      WHEREAS, Beverly desires to amend the Plan to (i) modify the enrollment rules, (ii) eliminate the maximum per pay period payroll deduction, (iii) increase employees’ ability to change their payroll deduction elections, and (iv) eliminate Beverly’s obligation to contribute to the Plan; and

      WHEREAS, Beverly is authorized and empowered to amend the Plan, pursuant to Article 12 thereof;

      NOW, THEREFORE, the Plan is hereby amended in the following respects effective as of January 1, 2003:

1. Section 2 of the Plan is amended to read as follows:

      “Each regular “full-time” (i.e. averages 60 hours or more per 14-day pay period) employee of the Company or any of its wholly owned subsidiaries (including any such person who may also be an Officer of the Company or any such subsidiary) who so elects at any time following his commencement of employment (or transfer to full-time status) (hereinafter identified as a “Participant” or collectively as “Participants”), is eligible to participate in the Plan. The term “Officer” as used herein shall have the meaning set forth in Section 240.16a-l(f) of the General Rules and Regulations promulgated by the Securities and Exchange Commission, pursuant to the Securities Exchange Act of 1934.”

2. The last sentence of Section 3.2 of the Plan is amended by deleting the phrase “and the Company’s contributions.”

3. The first paragraph of Section 4.2 of the Plan is amended to read as follows:

      “4.2 Decreasing, Increasing or Terminating Payroll Deductions; Reentry. Payroll deduction authorizations shall remain effective until terminated in writing by the Participant or until otherwise terminated as provided below. Each Participant shall specify the amount to be withheld from his or her compensation, with a minimum of $10 per pay period. A payroll deduction may be increased or decreased at any time in $10 increments by the Participant by giving written notice to the Company. A payroll deduction may be terminated at any time by the Participant by giving written notice to the Company. The increase, decrease or termination shall be effective at the beginning of the next pay period after the notice is received. A Participant who terminates his or her payroll deduction may not reenter the Plan until the next June following the effectiveness of his or her termination, and the reentry may be made only during that month or any succeeding June.”

4. The last paragraph of Section 4 of the Plan is deleted in its entirety.

5. The second sentence of the first paragraph of Section 6 of the Plan is amended to read as follows:

      “The aggregate of all such purchases shall be allocated, on the basis of the average cost thereof, to the respective accounts of the Participants in proportion to the portion of funds which was withheld with respect to each Participant.”

6. The second to last sentence of the last paragraph of Section 5 of the Plan is amended by replacing the term “March,” with the term “June” wherever it appears therein.

      IN WITNESS WHEREOF, Beverly has caused this First Amendment to the 1988 Employee Stock Purchase Plan, as amended and restated effective January 1, 2001, to be executed by a duly authorized representative, as of the day and year first written above, and to be effective as stated herein.

BEVERLY ENTERPRISES, INC.

By:

Its:

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